Exhibit 99.1

BOYD GAMING ANNOUNCES REDEMPTION OF

8.75% SENIOR SUBORDINATED NOTES DUE 2012

LAS VEGAS, NV – MARCH 16, 2007 – Boyd Gaming Corporation (NYSE: BYD) announced today that it has notified the trustee for its 8.75% Senior Subordinated Notes due 2012 that on April 16, 2007 it will redeem, in full, all outstanding 8.75% Senior Subordinated Notes due 2012. The redemption price will be $1,043.75 per $1,000.00 principal amount of notes plus accrued and unpaid interest to the redemption date, subject to the right of holders of record on April 1, 2007 to receive the interest payment due on April 15, 2007. The redemption of the 8.75% Senior Subordinated Notes due 2012 will be funded from borrowings under the Company’s credit facility.

A notice of redemption containing information required by the terms of the indenture governing the 8.75% Senior Subordinated Notes due 2012 will be mailed to noteholders. The address of the paying agent for purposes of surrendering notes in connection with the redemption is:

Registered/Certified Mail:	Air Courier:	In Person:
Wells Fargo Bank N.A. Corporate Trust Operations PO Box 1517 Minneapolis, MN 55480-1517	Wells Fargo Bank N.A. Corporate Trust Operations N9303-121 Sixth & Marquette Ave. Minneapolis, MN 55479	Wells Fargo Bank Northstar East Building 608 2nd Ave So., 12th Fl. Minneapolis, MN 55479

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s redemption of its 8.75% Senior Subordinated Notes due 2012. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2006 on file with the Securities and Exchange Commission, and in its other current and periodic reports filed from time to time with the Commission. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Boyd Gaming

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 17 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana, Louisiana and Florida. The Company is also developing Echelon, a world class destination on the Las Vegas Strip, expected to open in the third quarter 2010. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

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